SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2000
(Date of earliest event reported)

Inktomi Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	000-24339 (Commission File No.)	94-323810 (IRS Employer Identification No.)

4100 East Third Avenue, Foster City, CA 94404
(Address of principal executive offices, including zip code)

(650) 653-2800
(Registrant’s telephone number, including area code)

Item 2.   Acquisition or Disposition of Assets.

             On October 30, 2000, the Registrant, Inktomi Corporation (“Inktomi”), consummated its acquisition of FastForward Networks, Inc., a Delaware corporation (“FastForward”). The transaction was closed pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”) dated September 12, 2000, by and among Inktomi, FastForward, River Kwai Acquisition Corporation (“Merger Sub”) and with respect to Section 9.3 and certain provisions of Article VII of the Merger Agreement Abhay Parekh, as Securityholder Agent and U.S. Bank Trust, National Association, as Escrow Agent (as defined in Article VII of the Merger Agreement). The transaction will be accounted for under the pooling method of accounting. A copy of the Merger Agreement with exhibits thereto is filed as Exhibit 2.1 and incorporated by reference in this current report. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement. As a result of the transaction, FastForward became a wholly owned subsidiary of Inktomi. The consideration paid for all of the outstanding common and preferred stock of FastForward and all rights to acquire common or preferred stock in FastForward as of the date of consummation consisted of approximately 12,000,000 shares of Inktomi common stock valued at approximately $706 million (the “Merger Consideration”). The portion of the Merger Consideration allocated to the stockholders of FastForward was paid to the stockholders of FastForward, although pursuant to the provisions of the Merger Agreement, approximately 10% (1,185,083 shares of Inktomi common stock) of the Merger Consideration was placed in escrow on behalf of the stockholders to secure certain indemnification obligations.

             FastForward’s assets consist of intellectual property, cash, receivables, property and equipment, and other tangible and intangible assets which are used in the business of developing and marketing streaming media products. Inktomi intends to continue such use of the assets.

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Item 7.   Financial Statements Pro Forma Financial Information and Exhibits

            (a)  Financial Statements of Business Acquired.

  The required financial statements shall be filed by amendment not later than 60 days after this initial report must be filed

            (b)  Pro Forma Financial Information.

  The required supplemental financial information shall be filed by amendment not later than 60 days after this initial report must be filed.

            (c)  Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of September 12, 2000, by and among Inktomi Corporation, FastForward Networks, Inc., River Kwai Acquisition Corporation and with respect to Section 9.3 and certain provisions of Article VII of the Merger Agreement Abhay Parekh, as Securityholder Agent and U.S. Bank Trust, National Association, as Escrow Agent (as defined in Article VII of the Merger Agreement).

99.1	Press release of Inktomi Corporation, dated September 13, 2000.

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SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INKTOMI CORPORATION
Dated: November 8, 2000	By:	/s/ Jerry M. Kennelly
Jerry M. Kennelly Vice President of Finance and Chief Financial Officer

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